EXHIBIT 10.3

MEMBERSHIP INTERESTS ASSIGNMENT AND ASSUMPTION
THIS MEMBERSHIP INTERESTS ASSIGNMENT AND ASSUMPTION (this “Assignment”) is made and entered into effective for all purposes and in all respects as of the 11th day of September, 2012, by and between Gary L. Schottenstein, an individual (“Assignor”) and SIR Hilliard Park, LLC, a Delaware limited liability company (“Assignee”).

RECITALS:

A.    Assignor is the owner of 100% of the membership interests (“Membership Interests”) in HILLIARD PARK PARTNERS, L.L.C., an Ohio limited liability company (the “Company”), the fee simple property owner of that certain land with a multifamily residential project commonly known as Hilliard Park, consisting of 201 units situated thereon, located at 2485 Hilliard Park Boulevard, Columbus, Ohio 43026. The Company exists as of the date hereof as an Ohio limited liability company pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Ohio on July 23, 1998, and is governed by that certain Limited Liability Company Agreement of Hilliard Park Partners, L.L.C., dated as of September 29, 1998 (as may be amended, the “Operating Agreement”).

B.    Assignor is the sole member of the Company and owns all of the limited liability company interests in the Company.
C.     Assignor is conveying various assets to Assignee on even date herewith (including, without limitation, the “Assigned Interest” (as hereinafter defined)) pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of August 8, 2012, by and between Assignor and Assignee (as may be amended from time to time, the “Purchase Agreement”).
D.    In connection with the transactions described above and in the Purchase Agreement, Assignor desires to transfer and assign to Assignee the Assigned Interest effective as of the date hereof, and Assignee desires to accept the transfer and assignment of the Assigned Interest upon the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, it is hereby agreed as follows:
Section 1.Definitions. As used herein, the term “Assigned Interest” means all of the Membership Interests in the Company held by Assignor, and all rights, title and privileges of Assignor relating thereto, which also constitutes 100% of the “Percentage Ownership” (as such term is defined in the Operating Agreement), including, without limitation, all rights to all capital, profits, losses, allocations and distributions, and rights to vote and grant or withhold consents and other rights and privileges under the Operating Agreement and the Ohio Limited Liability Company Act appurtenant to Assignor's Membership Interests assigned hereby.
Section 2.Assignment and Acceptance. Assignor does hereby transfer, assign and deliver unto Assignee, and Assignee does hereby accept the transfer, assignment and delivery of, the Assigned Interest. Assignee hereby accepts the Assigned Interest and hereby assumes all obligations and liabilities arising or accruing in connection with the Assigned Interest from and after the date hereof.
Section 3.Joinder to Operating Agreement. By execution of this Assignment, Assignee shall be deemed joined as a party to the Operating Agreement and shall be bound by all of the terms and conditions thereof as if Assignee had executed the Operating Agreement. It is the intention of the parties that immediately after giving effect to the consummation of the transactions contemplated by this Assignment that Assignee shall be the sole member of the Company.
Section 4.Survival; Representations.    This Assignment is being delivered by Assignor and Assignee pursuant to Section 10.1.1 and 10.2 of the Purchase Agreement, respectively, and is given in accordance with the requirements of the Purchase Agreement. The obligations of the parties thereunder, including any representations and warranties made by the parties therein, shall survive the closing of the transaction of the Purchase Agreement as provided therein.
Section 5.Incorporation of Recitals. The recitals set forth herein are hereby incorporated by reference and made a part of this Assignment.
Section 6.Further Assurances. Each of the parties agrees to and shall execute and deliver further assurances of the transfer, assignment and delivery of the Assigned Interest, and the acceptance and assignment of the same, as the other party shall reasonably request to effectuate the terms of this Assignment.
Section 7.Interpretation. This Assignment shall be governed and construed in accordance with the internal laws of the State of Ohio, without regard to conflicts of interest considerations.

Section 8.Miscellaneous. The captions in this Assignment are inserted for convenience only, and do not define, describe or limit the scope or intent of this Assignment or the provisions hereof. Assignor and Assignee agree that this Assignment shall be interpreted and construed in accordance with its plain meaning and without reliance upon, or implication, inference or assumption arising from, the fact that this Assignment may have been drafted, in whole or in part, for or on behalf of any party hereto. This Assignment represents the parties’ entire understanding with respect to its subject matter and supersedes all prior communications, understandings and agreements with respect thereto. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to the persons or circumstances other than those as to which are held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforceable to the fullest extent permitted by law.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Assignment effective as of the date first written above.

ASSIGNOR

/s/ Gary L. Schottenstein
GARY L. SCHOTTENSTEIN, in his individual
capacity

(Signatures Continue)

ASSIGNEE

SIR HILLIARD PARK, LLC,
a Delaware limited liability company

By:	STEADFAST INCOME ADVISOR, LLC, a Delaware limited liability company, its Manager

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Its:	Secretary